                                                                       Exhibit 1

                                   RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                       XM SATELLITE RADIO HOLDINGS INC.


     XM Satellite Radio Holdings Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

     1. The name of the Corporation is XM SATELLITE RADIO HOLDINGS INC. The name under which the Corporation was originally incorporated was AMRC Holdings, Inc., and the Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 16, 1997.

     2. This Restated Certificate of Incorporation was duly adopted by the Corporation's Board of Directors and stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL"). The Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

     3. The text of the Certificate of Incorporation as heretofore amended is hereby further amended and restated in its entirety, to read in its entirety as follows:

     FIRST: The name of the corporation is XM Satellite Radio Holdings Inc. (the "Corporation").

    SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is the Corporation Service Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware ("DGCL").

     FOURTH: A. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Three Hundred Million (300,000,000), consisting of (i) Sixty Million (60,000,000) shares of Preferred Stock with a par value of $0.01 per share, and (ii) Two Hundred and Forty Million (240,000,000) shares of Common Stock with a par value of $0.01 per share, of which One Hundred and Eighty Million (180,000,000) shares shall be designated "Class A Common Stock", Thirty Million (30,000,000) shares shall be designated "Class B Common Stock" and Thirty Million (30,000,000) shares shall be designated "Class C Common Stock."

          B. The Class A Common Stock, the Class B Common Stock and the Class C Common Stock shall be identical in all respects and shall have equal rights and privileges, except as otherwise provided in this Article FOURTH. The relative rights, preferences, privileges and restrictions of the shares of the classes are as follows:

               1. The holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall ratably receive dividends and distributions of the Corporation whether paid in cash, in property or shares of Common Stock.

               2. The holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall have the following voting rights:

                    (i) At every annual or special meeting of the stockholders of the Corporation or at any other time that any matter is submitted to a vote or for the consent of the stockholders, every holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock standing in such holder's name on the books of the Corporation.

                    (ii) At every annual or special meeting of the stockholders of the Corporation or at any other time that any matter is submitted to a vote or for the consent of the stockholders, every holder of Class B Common Stock shall be entitled to three (3) votes for each share of Class B Common Stock standing in such holder's name on the books of the Corporation.

                    (iii) The holders of shares of Class C Common Stock shall not be entitled to vote at any annual or special meeting of the stockholders of the Corporation or at any other time that any matter is submitted to a vote or for the consent of the stockholders, except to the extent required by law.

               3. Upon liquidation, dissolution, winding up or insolvency of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential amounts to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.

               4. Each holder of record of a share of Class B Common Stock may at any time or from time to time, in such holder's sole discretion and at such holder's option, convert any whole number or all of such holder's shares of Class B Common Stock into fully paid and nonassessable shares of Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock surrendered for conversion.

                    (a) In the event that the Corporation shall at any time prior to the conversion of all or a portion of Class B Common Stock either (i) subdivide the outstanding shares of Class A Common Stock into a greater number of shares, (ii) combine the outstanding shares of Class A Common Stock into a smaller number of shares, (iii) change the outstanding shares of Class A Common Stock into the same or a given number of shares of any other class or classes of shares, (iv) declare on or in respect of the shares of Class A Common Stock a dividend payable in shares or other securities of the Corporation, or (v) offer to the holders of Class A Common Stock any rights to subscribe for shares of other securities of the Corporation (each such event being referred to as a "Recapitalization"), then the holders of the shares of Class B Common Stock shall be entitled, as the case may be, to receive the same number of shares of Class B

Common Stock, in the case of any Recapitalization involving Class A Common Stock, or shares of any other class or classes of shares or other securities of the Corporation, or shall be entitled to subscribe for and purchase at the same price that the Recapitalization shares or securities are offered to the holders of Class A Common Stock, the number of such shares or the amount of such other class or classes of shares or other securities as will result in the holders of the shares of Class B Common Stock holding such number of shares of Class B Common Stock as necessary to maintain the same proportion of the outstanding shares of Class B Common Stock in relation to the outstanding shares of Class A Common Stock following the Recapitalization as the proportion of the outstanding shares of Class B Common Stock in relation to the outstanding shares of Class A Common Stock prior to such Recapitalization.

                    (b) Any conversion of one or more shares of Class B Common Stock into one or more shares of Class A Common Stock may be effected by the holder of Class B Common Stock by surrendering such holder's certificate or certificates for the shares of Class B Common Stock to be converted, duly endorsed, at the office of the Corporation or the office of any transfer agent for the Class A Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of such shares of Class B Common Stock. Promptly thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be made at the close of business on the date of such surrender and the person entitled to receive the shares of Class A Common Stock issuable on such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date.

                    (c) These provisions for conversion of Class B Common Stock shall be subject to all applicable statutory limitations and restrictions.

               5. Thirty Million (30,000,000) shares of Class A Common Stock shall be reserved and set aside and such shares shall be issued upon conversion of, and in exchange for, shares of Class B Common Stock as herein provided, subject to increase in such number of shares of Class A Common Stock so reserved and set aside in order to adjust for a Recapitalization.

               6. Shares which have been converted hereunder shall revert to the status of unissued shares and shall not be reissued. Such shares may be eliminated as provided by law.

          C. I. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series of Preferred Stock and, except to the extent that subdivision II below designates an initial series of Preferred Stock and fixes the powers, preferences and relative, participating, optional or other special rights of shares of, and the qualifications, limitations or restrictions of, such initial series, and subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance, in the resolution or resolutions providing for the issue of, or providing for a change in the number of, shares of any particular series and by filing a certificate pursuant to the DGCL, to establish or change the number of shares to be included in each such series and to fix the designation, powers, preferences and relative, participating, optional or other special rights of shares of, and the qualifications, limitations or restrictions of, each such series.

     The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

               1. The number of shares constituting that series and the distinctive designation of that series;

               2. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and whether they shall be payable in preference to, or in another relation to, the dividends payable on any other class or classes or series of stock;

               3. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

               4. Whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

               5. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

               6 Whether that series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that series, and, if so, the terms and amounts of such sinking fund;

               7. The right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or any other series) and upon payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation,

               8. The right of the shares of that series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and whether such rights shall be in preference to, or in another relation to, the comparable rights of any other class or classes or series of stock; and

               9. Any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that series.

          C. II. The designation, powers, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions of, the initial series of Preferred Stock, to consist of Fifteen Million (15,000,000) shares of Preferred Stock, shall be as follows:

               1. Designation. The designation of the initial series of
                  -----------
Preferred Stock shall be "Series A Convertible Preferred Stock, par value $.01 per share" ("Series A Convertible Preferred Stock").

               2. Conversion. Each holder of record of a share of Series A
                  ----------
Convertible Preferred Stock may at any time or from time to time, in such holder's sole discretion and at such holder's option, convert any whole number or all of such holder's shares of Series A Convertible Preferred Stock into fully paid and nonassessable shares of Class A Common Stock at the rate of one share of Class A Common Stock for each share of Series A Convertible Preferred Stock surrendered for conversion. Following the occurrence of a Recapitalization, each share of Series A Convertible Preferred Stock shall be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which the holder of such share of Series A Convertible Preferred Stock would have been entitled to receive if such holder had converted such share into Class A Common Stock immediately prior to such Recapitalization. Adjustments to the conversion rate shall similarly apply to each successive Recapitalization.

     Any such conversion may be effected by the holder of Series A Convertible Preferred Stock by surrendering such holder's certificate or certificates for the shares of Series A Convertible Preferred Stock to be converted, duly endorsed, at the office of the Corporation or the office of any transfer agent for the Class A Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of such shares of Series A Convertible Preferred Stock. Promptly thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be made at the close of business on the date of such surrender and the person entitled to receive the shares of Class A Common Stock issuable on such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date.

               3. Voting Rights. The holders of shares of Series A Convertible
                  -------------
Preferred Stock shall not be entitled to vote at any annual or special meeting of the stockholders of the Corporation or at any other time that any matter is submitted to a vote or for the consent of the stockholders. So long as any shares of the Series A Convertible Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of a majority of the total number of shares of the Series A Convertible Preferred Stock at the time outstanding, voting separately as a class, alter or change any or all of the rights, preferences, privileges and restrictions granted to or imposed upon the Series A Convertible Preferred Stock or increase or decrease the authorized number of shares of Series A Convertible Preferred Stock.

               4. Dividends. The holders of shares of Series A Convertible
                  ---------
Preferred Stock shall receive dividends and distributions of the Corporation ratably with the holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock.

               5. Liquidation, Dissolution, Winding Up or Insolvency. In the
                  --------------------------------------------------
event of any liquidation, dissolution, winding up or insolvency of the Corporation, whether voluntary or involuntary, before any distribution or payment is made to any holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series A Convertible Preferred Stock, and subject to the liquidation rights and preferences of any class or series of preferred stock designated in the future to be senior to, or on a parity with, the Series A Convertible Preferred Stock with respect to liquidation preferences, the holders of Series A Convertible Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of capital stock of all classes whether such assets are capital, surplus or earnings ("Available Assets"), an amount equal to $9.5248159 per share of Series A Convertible Preferred Stock, together with the amount of any accrued or capitalized dividends in respect thereof (the "Liquidation Preference"). After payment in full to the holders of Series A Convertible Preferred Stock of the Liquidation Preference, holders of the Series A Convertible Preferred Stock shall, as such, have no right or claim to any of the remaining Available Assets.

          D. Upon the filing and effectiveness (the "Effective Time") of this Restated Certificate of Incorporation pursuant to the DGCL to reflect the addition of this paragraph to Article FOURTH of the Corporation's certificate of incorporation, each share of the Corporation's Class A Common Stock, par value $.01 per share, or Class B Common Stock, par value $.01 per share issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall be reclassified as and changed and converted into 53,514 validly issued, fully paid, and non-assessable shares of Class A Common Stock or 53,514 validly issued, fully paid, and non-assessable shares of Class B Common Stock, respectively, without any action by the holder thereof. Each certificate that prior to the Effective

Time represented a share or shares of Old Common Stock shall thereafter represent that number of shares of Class A Common Stock and the number of shares of Class B Common Stock into which the share or shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that each record holder of a stock certificate or certificates that prior to the Effective Time represented a share or shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Class A Common Stock or the number of shares of Class B Common Stock to which such record holder is entitled pursuant to the foregoing reclassification.

     FIFTH: Elections of directors need not be by written ballot. The books of the Corporation may be kept (subject to any provision contained in the DGCL or other applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. The number of directors shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation.

     SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend, change, add to or repeal the bylaws of the Corporation. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of Delaware, this Restated Certificate of Incorporation, and any bylaws adopted by the stockholders; provided, however, that no bylaws
                                            --------
hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such bylaws had not been adopted.

     SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation in accordance with the laws of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation in accordance with the laws of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

     EIGHTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article EIGHTH shall adversely affect any right or protection of any director of the Corporation existing at the time of such amendment or repeal for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     NINTH: The Corporation shall indemnify to the full extent authorized or permitted by the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or by reason of the fact that such director or officer is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, domestic or foreign, against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, and shall advance expenses incurred by any such officer or director in defending any such action, suit or proceeding to the full extent authorized or permitted by the laws of the State of Delaware upon receipt of an undertaking that he is not entitled to be indemnified by the Corporation as authorized by Section 145 of the DGCL. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment to or repeal of this Article NINTH shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

     TENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

     ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in its Certificate of Incorporation, or any amendment thereof, in the manner now or hereafter prescribed by the laws of the State of Delaware or the Certificate of Incorporation, and all rights conferred upon stockholders of the Corporation are granted subject to this reservation.

     TWELFTH: Notwithstanding any other provision of this Restated Certificate of Incorporation to the contrary, outstanding shares of stock of the Corporation shall always be subject to redemption by the Corporation, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken, pursuant to Section 151(b) of the DGCL or any other applicable provision of law, to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by the Corporation or any of its subsidiaries to conduct any portion of the business of the

Corporation or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of the Corporation's stock possessing prescribed qualifications. The terms and conditions of such redemption shall be as follows:

          (a) The redemption price of the shares to be redeemed pursuant to this Article TWELFTH shall be determined by the Board of Directors and shall be equal to the Fair Market Value (as defined herein) of such shares or, if such shares were purchased by one or more Disqualified Holders (as defined herein) within one year of the Redemption Date (as defined herein), the lesser of (i) the Fair Market Value of such shares and (ii) the purchase price paid by such Disqualified Holder for such shares.

          (b) At the election of the Corporation, the redemption price of such shares may be paid in cash, Redemption Securities (as defined herein) or any combination thereof.

          (c) If fewer than all shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors.

          (d) At least 30 days' prior written notice of the Redemption Date shall be given to any Disqualified Holder of shares selected to be redeemed (unless waived in writing by any such holder), provided that the Redemption Date may be the date on which written notice shall be given to such holder if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such holder and subject to immediate withdrawal by it upon surrender of the stock certificates formerly representing the shares redeemed.

          (e) From and after the Redemption Date, any and all rights of whatever nature that any Disqualified Holder may have with respect to any shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate, and such Disqualified Holder shall thenceforth be entitled only to receive, with respect to such shares, the cash or Redemption Securities payable upon redemption.

          (f) The Board of Directors may also impose additional terms and conditions.

          (g) For purposes of this Article TWELFTH:

              (i) "Disqualified Holder" shall mean any holder of shares of stock of the Corporation whose holding of such stock, either individually or when taken together with the holding of shares of stock of the Corporation by any other holders, may result, in the judgment of the Board of Directors, in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by the Corporation or any of its subsidiaries to conduct any portion of the business of the Corporation or any of its subsidiaries.

              (ii) "Fair Market Value" of a share of the Corporation's stock of any class or series shall mean the average Closing Price (as defined herein) for such a share for each of the 45 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to paragraph (d) of this Article TWELFTH; provided, however, that if shares of stock of such class or series are not
--------  -------
traded on any securities exchange or in the over-the-counter market, "Fair Market Value" shall be determined by the Board of Directors in good faith. "Closing Price" on any day means the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked prices on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on the Nasdaq National Market of The Nasdaq Stock Market, Inc. or any system then in use, or if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors in good faith.

               (iii) "Redemption Date" shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to this Article TWELFTH.

               (iv) "Redemption Securities" shall mean any debt or equity securities of the Corporation, any of its subsidiaries or any other corporations, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to paragraph (d) of this Article TWELFTH, at least equal to the price required to be paid pursuant to paragraph (a) of this Article TWELFTH (assuming for purposes of such valuation, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and trading under normal conditions).

     IN WITNESS WHEREOF, XM Satellite Radio Holdings Inc. has caused this Restated Certificate of Incorporation to be signed by its Senior Vice President, General Counsel and Secretary, Joseph M. Titlebaum, this 30th day of September, 1999.


                                           /s/ Joseph M. Titlebaum
                                        ------------------------------------
                                        Name:  Joseph M. Titlebaum
                                        Title: Senior Vice President,
                                               General Counsel and Secretary

                                      -20-